UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                        Date of Report: January 14, 2003
              (Date of earliest event reported: December 19, 2002)

                             DND TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

            Nevada                  333-42936                   87-0631750
 (State or other jurisdiction      (Commission                 (IRS Employer
      of incorporation)            File Number)              Identification No.)

               375 E. Elliot Rd., Bldg. 6, Chandler, Arizona 85225 (Address of principal executive offices) (Zip Code)

                                 (480) 892-7020
                         (Registrant's telephone number)


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Item 5 Other Events.

      On May 10, 2001, Aspect Semiquip International, Inc. ("ASI"), entered into a Working Capital Management Account Loan and Security Agreement ("WCMA Line of Credit") with Merrill Lynch Business Financial Services Inc. ("MLBFS"), whereby MLBFS agreed to extend ASI a $1,000,000 line of credit. The WCMA Line of Credit had an interest rate of 2 3/4% plus the one-month LIBOR rate. The terms of the WCMA Line of Credit provided that it would expire on May 31, 2002, although it was extended by MLBFS until July 31, 2002.

      On May 10, 2001, ASI also entered into a Term Loan and Security Agreement ("Term Loan") with MLBFS, whereby MLBFS agreed to loan ASI $250,000.

      The WCMA Line of Credit and the Term Loan (collectively "Loan Agreements") were both secured by substantially all of ASI's business assets and were personally guaranteed on May 10, 2001 by Douglas N. Dixon ("Dixon").

      On July 17, 2002, MLBFS sent a Notice of Non-Renewal and Demand for Payment to ASI and Dixon, informing them that the WCMA Line of Credit would expire on July 31, 2002 and demanding full repayment for all outstanding amounts due under the Loan Agreements by July 31, 2002. On August 2, 2002, DND Technologies, Inc. ("DND") acquired ASI in a tax-free exchange of stock.

      On December 18, 2002, MLBFS filed a complaint in the United States District Court, District of Arizona, naming ASI, DND and Dixon as defendants. The complaint alleges breach of contract under the Loan Agreements and breach of Dixon's personal guarantees. MLBFS alleges that ASI failed to make timely payments under the Loan Agreements and failed to obtain MLBFS's approval prior to DND's acquisition of ASI. MLBFS is seeking as damages the amounts due under the Loan Agreements plus interest, costs and attorney's fees.

      On January 8, 2003, DND entered into settlement discussions with MLBFS. Although management of DND is seeking to resolve the dispute, no resolution of the pending suit has been reached, and there can be no assurance that the suit will be settled.

Item 7 Financial Statements and Exhibits.

      (a)   Exhibits

99.1 Complaint for Merrill Lynch Business Financial Services Inc. v. Aspect Semiquip International, Inc., DND Technologies Corp. and Douglas N. Dixon
      - filed in United States District Court, District of Arizona, on December 18, 2002.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on January 14, 2003.

                                            DND Technologies, Inc., a Nevada
                                            corporation



                                            By: /s/ Paul Gallo
                                                --------------------------------
                                                Paul Gallo, CFO


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